EXHIBIT 99.1


CHINA ENERGY SAVINGS TECHNOLOGY ADDS BOARD MEMBERS
Thursday September 16, 8:31 am ET

HONG KONG, Sept. 16 /Xinhua-PRNewswire/ -- China Energy Savings Technology, Inc., (OTC Bulletin Board: CESV - NEWS) is pleased to announce that it has appointed Mr. Sun Li, Mr. Dennis Yu Won Kong, and Ms. Sim Lai Fun to be Executive Directors and Mr. Paul Risberg as a non-executive director to its Board of Directors in addition to the two existing Executive Directors, Messrs. Lee Kam Man and Li Shilong.

Mr. Sun Li who is the largest shareholder of the Company has recently been elected Chairman of the Board. He has 10 years of experience in marketing in China and financial investment in the stock markets of Hong Kong and China. Mr. Sun is also the largest investing shareholder of Shenzhen Dicken Energy Savings Group. Being the Chairman of the Board, Mr. Sun plays the role of the navigator of the Company.

Mr. Dennis Yu Won Kong is an Executive Director and the Chief Operation Officer of the Company. Mr. Yu has over 10 years of experience in management and international financial investment field, and was an Executive Director of an Australian, NASDAQ, and Frankfurt-listed company, as well as an Executive Director of a company listed on the Stock Exchange of Hong Kong.

Ms. Sim Lai Fun is an Executive Director and Secretary of the Company. Ms. Sim has many years of experience in administrative and company secretarial matters. She has worked for a company listed on the NASDAQ, the Australian Stock Exchange, and Frankfurt Stock Exchange, and its subsidiary listed on the Stock Exchange of Hong Kong as Secretary to Chairman for 5 years.

Mr. Paul Risberg has been appointed Non-Executive Independent Director of the Company. Mr. Risberg brings more than 10 years of investment banking and securities market expertise. Since 1995, Mr. Risberg has also conducted extensive research on alternative energy processes including energy audit, photovoltaic array design and construction, and wind and hydro energy services.

Mr. Lee Kam Man, has recently resigned as CEO but remains as an Executive Director of the Company.

Mr. Sun, said, "With these four new directors added to our Board, the company will further succeed in the energy savings solutions sector. We are led by an excellent management team."


About China Energy Savings Technology

The company is engaged in the manufacturing and sales of advanced technology energy-saving products in the PRC. According to the test reports by various PRC authorities including National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Shenzhen Dicken Group have the energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway Group


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mostly relate to public or street lighting  systems,  government  administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.


Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

For more information, please contact:

     John Roskelley, President,
     First Global Media
     Tel: +1-480-902-3110


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